Exhibit 10.12

Summary of 2006 Compensation for

Executive Officers, Non-Executive Chairman and Non-Employee Directors

Executive Officer Compensation

In January 2006, the Board of Directors of PRAECIS PHARMACEUTICALS INCORPORATED (the “Company”), upon recommendation of the Compensation Committee, approved the 2006 compensation for the Company’s executive officers. The table below sets forth 2006 compensation and potential bonus award values under the Company’s Executive Management Bonus Plan (the “Bonus Plan”).

Name and Title	Annual Salary (1)	Bonus Target Award Value (2)
Kevin F. McLaughlin President and Chief Executive Officer	$368,550	50%
Edward C. English Vice President, Chief Financial Officer, Treasurer and Assistant Secretary	$219,000	25%
Marc B. Garnick, M.D. Executive Vice President and Chief Medical and Regulatory Officer	$350,000	30%
Richard W. Wagner, Ph.D. Executive Vice President, Discovery Research	$285,000	30%

(1)                                  Effective as of January 1, 2006.

(2)                                  Represents the target award value for 2006, as a percentage of base salary, approved by the Compensation Committee for each executive officer under the Bonus Plan. Actual bonuses earned for 2006 may vary from zero to 150% of the target amount, depending upon the Company’s 2006 performance relative to predetermined corporate performance measures, as well as the performance of each executive officer against predetermined individual goals.

None of the Company’s executive officers has an employment agreement and the executive compensation described above has been or will be (with respect to actual bonus payments for 2006) approved by the Board of Directors, upon recommendation of the Compensation Committee, but is not otherwise set forth in a written agreement between the Company and such executive officers.

Each executive officer is a party to a letter agreement with the Company providing for certain benefits in the event of the executive’s termination upon or within one year following a change of control of the Company. These agreements are filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and will be described in more detail under “Employment Agreements/Change of Control Arrangements” in the Company’s Proxy Statement for its 2006 Annual Meeting of Stockholders.

Each executive officer may also be eligible for an annual option grant to purchase shares of common stock, par value $.01 per share, of the Company. Annual option grants for executive officers vest and become exercisable over a four-year period, with 25% vesting on the first anniversary of the grant date and thereafter on a monthly basis, if the executive officer is then employed by the Company. The amount of such annual grants, if any, will be dependent upon corporate and individual performance during 2006.

The executive officers are also eligible to participate in the Company’s employee benefit plans, which include health, dental, life and long-term disability insurance; three weeks of vacation per year; twelve statutory/ Company designated holidays each year; and the ability to participate in the Company’s 401(k) Plan and Employee Stock Purchase Plan.

Non-Executive Chairman Compensation

Malcolm L. Gefter, Ph.D. serves as the Chairman of the Board of Directors, in a non-executive capacity, and as the Company’s Chief Scientific Officer. As Chief Scientific Officer, Dr. Gefter’s 2006 compensation is $200,000, which is unchanged from 2005. He is not eligible for an annual cash bonus under the Bonus Plan or otherwise. There is no employment agreement with Dr. Gefter, and his compensation has been approved by the Board of Directors, upon recommendation of the Compensation Committee, but is not otherwise set forth in a written agreement. Dr. Gefter is a party to a letter agreement with the Company providing for certain benefits in the event of his termination upon or within one year following a change of control of the Company. This agreement is filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and will be described in more detail under “Employment Agreements/Change of Control Arrangements” in the Company’s Proxy Statement for its 2006 Annual Meeting of Stockholders. Dr. Gefter may also be eligible for an annual option grant to purchase shares of common stock, par value $.01 per share, of the Company. Annual option grants for Dr. Gefter will vest and become exercisable in equal monthly installments over a one-year period from the date of grant so long as he is an employee of the Company and/or serves on the Board of Directors.

Dr. Gefter is also eligible to participate in the Company’s employee benefit plans described above.

Non-Employee Director Compensation

For 2006, non-employee directors will receive the following annual compensation, which has been approved by the Company’s Board of Directors and remains unchanged from 2005:

Cash Compensation

•                  Annual Retainer of $15,000.

•                  $1,500 for each regularly scheduled board meeting.

•                  $1,000 for each regularly scheduled committee meeting.

•                  $500 for any special telephonic Board or committee meeting.

•                  The Chairman of the Audit Committee receives a per-meeting fee of $1,000 for his attendance and participation in, on behalf of the Audit Committee, meetings with the Company’s management and Ernst and Young LLP, the Company’s independent registered public accounting firm, regarding the Company’s financial results and other financial and accounting matters.

•                  Reimbursement for reasonable expenses incurred in connection with attending board and committee meetings.

Stock Compensation

Directors are eligible to receive stock options under our Third Amended and Restated 1995 Stock Plan. Non-employee directors receive an annual option grant which vests and becomes exercisable in equal monthly installments over a one-year period from the date of grant so long as the individual continues to be a member of our Board of Directors.